Exhibit 99.1
For Immediate Release
Phoenix Technologies Ltd. Reports Fourth Quarter and
Full Year 2008 Financial Results
- FY 2008 Revenues Up 57%; Company Reports Substantial Turnaround in Cash Flow -
MILPITAS, CA., October 23, 2008 — Phoenix Technologies Ltd. (NASDAQ: PTEC), the global leader in core systems software, today reported its financial results for the fourth quarter and fiscal year ended September 30, 2008.
     Highlights for FY2008 include:
•	Total revenues grew 57% to $73.7 million, compared with $47.0 million in FY2007;

•	Gross margin expanded to 86.7% of revenues, compared with 79.4% in FY2007;

•	GAAP net loss declined to ($6.2 million), or ($0.23) per share, compared with a loss of ($16.4 million), or ($0.63) per share FY2007;

•	On a non-GAAP basis, adjusted to exclude non-cash charges for amortization of intangible assets, restructuring charges and stock-based compensation, net income was $7.6 million, or $0.26 per diluted share, compared with a non-GAAP net loss of $(4.7) million, or $(0.18) per share in FY2007;

•	Cash flow from operations was $20.5 Million, compared with deficit cash flow from operations of ($2.4 million) in FY2007;

•	Cash and short-term investment balances, as of September 30, 2008, were $37.7 million, compared to $62.7 million at September 30, 2007, reflecting three acquisitions completed during the fiscal year.
“By every measure, fiscal 2008 was a very successful year for Phoenix Technologies, as evidenced by a 57% increase in revenues and our return to profitability on a non-GAAP basis,” stated Woody Hobbs, President and CEO. “Our results, which are in line with the five year plan we announced for Phoenix upon our appointment two years ago, clearly demonstrate that revenues and gross margins have grown significantly faster than the overall PC industry, reflecting our focus on the high growth portable PC market and on signing new volume purchase agreements with major OEMs. We are also extremely pleased by our strong cash flow from operations, which allows us to fund our exciting growth strategy.”
“During fiscal year 2008 we made substantial progress towards our goal of transforming Phoenix into a multi-product, multi-channel business,” continued Hobbs. “The launches of our FailSafe and HyperSpace products leverage our existing customer base and allow us to meet significant and untapped market opportunities. With the acquisition of BeInSync, TouchStone Software and General Software, we further expanded our addressable market, added complementary web-based services and brought technology expertise in-house that will be the key to future product success. Operationally, strategically and financially, we are in a much stronger position today than when the fiscal year began.”
     Highlights for Q4 FY2008 include:
•	Total revenues grew 27.7% to $20.0 million, compared with $15.7 million in Q4 FY2007;

•	Gross margin was 83.7% of revenues, compared with 85.2% in Q4 FY2007, reflecting the commencement of amortization of newly acquired technologies;

•	GAAP net loss was ($4.6 million), or ($0.16) per share, compared with a net loss of ($0.7 million), or ($0.02) per share in Q4 FY2007, reflecting higher sales and marketing, research and development and general and administrative expenses;

•	On a non-GAAP basis, adjusted to exclude non-cash charges for amortization of intangible assets, restructuring charges and stock-based compensation, net income was $0.3 million, or $0.01 per diluted share, compared with a non-GAAP net profit of $3.2 million, or $0.12 per diluted share in Q4 FY2007;

•	Cash flow from operations was $3.5 million, compared with $4.0 million in Q4 F2007.
Commenting on the Company’s fourth quarter performance, Mr. Hobbs stated, “We were slightly impacted by the weakening economic environment and a shift by OEMs towards lower cost PC platforms, such as the netbook. The impact of the current economic uncertainty is hard to measure, but we remain confident in our ability to continue to exceed the growth rate of the PC industry. Furthermore, our new product strategy has begun to bear fruit with the signing our first new customers for FailSafe and HyperSpace.”

Mr. Hobbs continued, “We are confident that fiscal 2009 will be another year of substantial growth for Phoenix, in light of the health of our core BIOS business and the additional market validation for FailSafe recently received from industry leaders Lenovo and Samsung. It is prudent, however, given the current economic uncertainty, to revise our guidance for fiscal 2009 revenues from $110 million to $101.5 million, which still implies an expected year-over-year growth in excess of 37%. Should market conditions stabilize, enabling us to achieve our original $110 million guidance, we would then expect to meet our prior guidance of non-GAAP profits of about 10%. However, given the favorable reaction of our major customers to our PC 3.0 vision, we intend to continue to invest heavily in these new products and businesses despite the market slowdown. As a result, should our new guidance of $101.5 million prove accurate, we would expect to report breakeven non-GAAP results.”
Mr. Hobbs concluded, “Phoenix already holds an enviable position within the PC industry, and we believe that we will strengthen our strategic position even further during fiscal 2009 as our PC 3.0 initiative reaches end-user markets. With a strong financial foundation and a management team known for its consistency of execution, we believe we have the opportunity to create exceptional long-term value for our shareholders.”
Conference Call Dial-in Details:
The Company will conduct its regularly scheduled financial announcement conference call on Thursday, October 23, 2008 at 5:30 a.m. PDT/8:30 a.m. EDT. Investors are invited to listen to a live audio web cast of the quarterly conference call on the investor relations section of the Company’s website at www.phoenix.com. A replay of the web cast will be available two hours after the conclusion of the call and will be available for 90 calendar days. Alternatively investors can listen to the conference call via telephone at: 800-762-8779 (U.S./Canada) or 480-629-9041 (international). An audio replay of the conference call will also be available approximately two hours after the conclusion of the call and will be available until Friday, October 31, 2008. The audio replay can be accessed by dialing 800-406-7325 (U.S./Canada) or 303-590-3030 (international) and entering conference call ID 3933510.

About Phoenix Technologies
Phoenix Technologies Ltd. (Nasdaq: PTEC) is the global market leader in system firmware that provides the most secure foundation for today’s computing environments. The PC industry’s top system builders and specifiers trust Phoenix to pioneer open standards and deliver innovative solutions that will help them differentiate their systems, reduce time-to-market and increase their revenues. The Company’s flagship products and services — AwardCore, SecureCore, Embedded BIOS, FailSafe, HyperSpace, BeInSync and eSupport — are revolutionizing the PC user experience by delivering unprecedented performance, security, reliability, continuity, and ease-of-use. The Company established industry leadership and created the PC clone industry with its original BIOS product in 1983. Phoenix has 155 technology patents and 139 pending applications, and has shipped in over one billion systems. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit http://www.phoenix.com.
Phoenix, Phoenix Technologies, AwardCore, Phoenix SecureCore, Embedded BIOS, Phoenix FailSafe, HyperSpace, BeInSync, eSupport and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd.
Use of Non-GAAP Financial Information
To supplement Phoenix’s consolidated condensed financial statements presented on a GAAP basis, Phoenix also presents non-GAAP net income (loss) information in this press release. The adjustments in the current quarter consist principally of non-cash stock compensation expense as required according to Statement of Financial Accounting Standards (SFAS 123R) and the amortization of intangible assets. These non-GAAP adjustments, as well as management’s reasons for providing non-GAAP information, are more fully described in the reconciliation between net income (loss) on a GAAP basis and non-GAAP net income (loss) provided in the financial statements which accompany this press release.
Safe Harbor
The statements set forth above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the Company’s ability to maintain its current level of financial performance, revenue and non-GAAP profit guidance, the Company’s vision for its new products and PC 3.0, the benefits of our recent acquisitions and creation of shareholder value. These statements involve risk and uncertainties, including: our dependence on key customers; our ability to successfully enhance existing products and develop and market new products and technologies; our ability to remain profitable; our ability to meet our capital requirements in the long-term and maintain positive cash flow from operations; our ability to attract and retain key personnel; product and price competition in our industry and the markets in which we operate; our ability to successfully compete in new markets where we do not have significant prior experience; end-user demand for products incorporating our products; the ability of our customers to introduce and market new products that incorporate our products; risks associated with any acquisition strategy that we might employ; results of litigation; failure to protect our intellectual property rights; changes in our relationship with leading software and semiconductor companies; the rate of adoption of new operating system and microprocessor design technology; risks associated with our international sales and operating internationally, including currency fluctuations, acts of war or terrorism, and changes in laws and regulations relating to our employees in international locations; whether future restructurings become necessary; our ability to increase the number of volume purchase agreements and pay-as-you-go arrangements with customers; any material weakness in our internal controls over financial reporting; changes in financial accounting standards and our cost of compliance; the effects of any software viruses or other breaches of our network security, power shortages and unexpected natural disasters; trends regarding the use of the x86 microprocessor architecture for personal computers and other digital devices; and changes in our effective tax rates. For a further list and description of risks and uncertainties that could cause actual results to differ materially from those contained in the forward looking statements in this release, we refer you to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements included in this document are based upon assumptions, forecasts and information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statements.
Investor Relations Contacts:
Phoenix Technologies Ltd.
Richard Arnold
Chief Operating Officer and Chief Financial Officer
Tel. +1 408 570 1256
investor_relations@phoenix.com
The Piacente Group, Investor Relations Counsel
Sanjay M. Hurry
Tel. +1 212 481 2050
phoenix@thepiacentegroup.com
Source: Phoenix Technologies Ltd.
- tables to follow -

PHOENIX TECHNOLOGIES LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	September 30,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$37,721	$62,705
Accounts receivable, net of allowances	6,246	6,383
Other assets — current	8,190	3,496

Total current assets	52,157	72,584

Property and equipment, net	4,125	2,791
Purchased technology and intangible assets, net	22,323	3,571
Goodwill	54,943	14,497
Other assets — noncurrent	2,994	1,037

Total assets	$136,542	$94,480

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,855	$1,186
Accrued compensation and related liabilities	6,050	3,922
Deferred revenue	15,010	11,805
Income taxes payable — current	4,099	11,733
Accrued restructuring charges — current	658	1,905
Other liabilities — current	10,318	1,744

Total current liabilities	38,990	32,295

Accrued restructuring charges — noncurrent	8	358
Income taxes payable — noncurrent	13,629	—
Other liabilities — noncurrent	2,508	2,055

Total liabilities	55,135	34,708

Stockholders’ equity:
Preferred stock	—	—
Common stock	29	28
Additional paid-in capital	235,562	206,800
Accumulated deficit	(61,786)	(55,311)
Accumulated other comprehensive loss	(466)	(67)
Less: Cost of treasury stock	(91,932)	(91,678)

Total stockholders’ equity	81,407	59,772

Total liabilities and stockholders’ equity	$136,542	$94,480

See notes to unaudited condensed consolidated financial statements

PHOENIX TECHNOLOGIES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2008	2007	2008	2007
Revenues:
License fees	$17,249	$13,578	$64,359	$39,655
Subscription fees	112	—	132	—
Service fees	2,641	2,087	9,211	7,362

Total revenues	20,002	15,665	73,702	47,017

Cost of revenues:
License fees	98	234	519	927
Subscription fees	144	—	164	—
Service fees	2,186	1,609	7,864	7,377
Amortization of purchased intangible assets	828	471	1,272	1,387

Total cost of revenues	3,256	2,314	9,819	9,691

Gross margin	16,746	13,351	63,883	37,326

Operating expenses:
Research and development	9,591	5,137	29,660	19,193
Sales and marketing	4,384	2,593	13,269	11,992
General and administrative	6,291	4,357	22,512	16,611
Restructuring	57	1,036	237	4,118

Total operating expenses	20,323	13,123	65,678	51,914

Income (loss) from operations	(3,577)	228	(1,795)	(14,588)

Interest and other income, net	1,000	470	1,602	1,984

Income (loss) before income taxes	(2,577)	698	(193)	(12,604)

Income tax expense	1,993	1,366	6,030	3,805

Net loss	$(4,570)	$(668)	$(6,223)	$(16,409)

				.

Loss per share:
Basic and diluted	$(0.16)	$(0.02)	$(0.23)	$(0.63)

Shares used in loss per share calculation:
Basic and diluted	27,936	26,736	27,523	25,976
See notes to unaudited condensed consolidated financial statements

PHOENIX TECHNOLOGIES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended
	September 30,	June 30,	September 30,	Twelve months ended September 30,
	2008	2008	2007	2008	2007

Cash flows from operating activities:
Net loss	$(4,570)	$(2,780)	$(668)	$(6,223)	$(16,409)
Reconciliation to net cash provided by (used in) operating activities:
Depreciation and amortization	1,305	868	944	3,224	3,588
Stock-based compensation	4,010	3,605	2,311	12,302	6,235
Other non cash charges	79	—	—	79	—
Loss from disposal of fixed assets	(7)	(17)	4	9	55
Change in operating assets and liabilities:
Accounts receivable	(1,245)	524	(1,165)	1,540	2,067
Prepaid royalties and maintenance	(15)	6	(13)	23	73
Other assets	327	663	(235)	440	1,600
Accounts payable	681	652	305	1,330	(1,872)
Accrued compensation and related liabilities	1,094	322	644	1,128	(230)
Deferred revenue	444	(387)	109	2,521	4,257
Income taxes	1,306	1,104	1,435	5,617	2,715
Accrued restructuring charges	(28)	(132)	1,015	(1,636)	(2,171)
Other accrued liabilities	126	(888)	(730)	116	(2,347)

Net cash provided by (used in) operating activities	3,507	3,540	3,956	20,470	(2,439)

Cash flows from investing activities:
Proceeds from sales of marketable securities	—	—	—	—	105,214
Proceeds from maturities of marketable securities	—	—	—	—	9,500
Purchases of marketable securities	—	—	—	—	(89,125)
Purchases of property and equipment	(1,137)	(1,027)	(427)	(3,095)	(800)
Purchases of technology	—	—	(3,500)	—	(3,500)
Funds held in escrow	—	(18,706)	—	—	—
Acquisition of businesses, net of cash acquired	(11,200)	(17,715)	—	(47,621)	—

Net cash provided by (used in) investing activities	(12,337)	(37,448)	(3,927)	(50,716)	21,289

Cash flows from financing activities:
Proceeds from stock purchases under stock option and stock purchase plans	803	1,173	3,839	5,526	8,993
Repurchase of common stock	(254)	—	—	(254)	—

Net cash provided by financing activities	549	1,173	3,839	5,272	8,993

Effect of changes in exchange rates	(99)	(149)	83	(10)	119

Net increase (decrease) in cash and cash equivalents	(8,380)	(32,884)	3,951	(24,984)	27,962
Cash and cash equivalents at beginning of period	46,101	78,985	58,754	62,705	34,743

Cash and cash equivalents at end of period	$37,721	$46,101	$62,705	$37,721	$62,705

Supplemental disclosure of cash flow information:
Non-cash financing activity:
Fair value of stock issued in connection with acquisition	7,930	2,985	—	10,915	—
See notes to unaudited condensed consolidated financial statements

PHOENIX TECHNOLOGIES LTD.
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (LOSS) AND
NET EARNINGS (LOSS) PER SHARE
(in thousands, except per share data)
(unaudited)

	Three months ended
	September 30,	June 30,	September 30,	Twelve months ended September 30,
	2008	2008	2007	2008	2007
GAAP net loss	$(4,570)	$(2,780)	$(668)	$(6,223)	$(16,409)

Equity-based compensation expense (1)	4,010	3,605	2,311	12,302	6,183
under SFAS No. 123(R)

Restructuring (2)	57	67	1,036	237	4,118

Amortization of purchased intangible (3)	828	373	471	1,272	1,387
assets

Non-GAAP net income (loss)	$325	$1,265	$3,150	$7,588	$(4,721)

Non-GAAP earnings (loss) per share:
Basic	$0.01	$0.05	$0.12	$0.28	$(0.18)
Diluted	$0.01	$0.04	$0.12	$0.26	$(0.18)

Shares used in earnings (loss) per share calculation:
Basic	27,936	27,574	26,736	27,523	25,976
Diluted	29,460	29,253	27,681	29,219	25,976

These adjustments reconcile the Company’s GAAP net loss to the reported non-GAAP net income (loss). The Company believes that presentation of net income and net income per share excluding equity-based compensation, restructuring costs, and amortization of purchased intangible assets provides meaningful supplemental information to investors, as well as management, that is indicative of the Company’s core operating results and facilitates comparison of operating results across reporting periods as well as comparison with other companies. The Company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and budgeting purposes. Equity-based compensation is excluded from non-GAAP results because management believes it is useful to investors to understand how the expenses associated with the adoption of SFAS No. 123(R) are reflected in net income (loss). Restructuring costs are excluded from non-GAAP financial results since they may not be considered directly related to our ongoing business operations. Amortization of purchased intangible assets, principally purchased technology, is excluded from non-GAAP financial results since it generally cannot be changed by management after an acquisition has occurred. These non-GAAP measures should not be viewed as a substitute for the Company’s GAAP results, and may be different than non-GAAP measures used by other companies.

(1)	This represents equity-based compensation expense related to the Company’s adoption of SFAS No. 123(R) beginning October 1, 2005. For the three months ended September 30, 2008, equity-based compensation was $4.0 million, allocated as follows: $0.2 million to cost of goods sold, $1.1 million to research and development, $0.5 million to sales and marketing and $2.2 million to general and administrative. For the three months ended June 30, 2008, equity-based compensation was $3.6 million, allocated as follows: $0.2 million to cost of goods sold, $1.0 million to research and development, $0.4 million to sales and marketing and $2.0 million to general and administrative. For the three months ended September 30, 2007, non-cash equity-based compensation was $2.3 million, allocated as follows: $0.5 million to research and development, $0.3 million to sales and marketing and $1.5 million to general and administrative. For the twelve months ended September 30, 2008, equity-based compensation was $12.3 million, allocated as follows: $0.5 million to cost of goods sold, $3.3 million to research and development, $1.5 million to sales and marketing and $7.0 million to general and administrative. For the twelve months ended September 30, 2007, non-cash equity-based compensation was $6.2 million, allocated as follows: $0.2 million to cost of goods sold, $1.4 million to research and development, $1.0 million to sales and marketing and $3.6 million to general and administrative. Management believes that it is useful to investors to understand how the expenses associated with the adoption of SFAS No. 123(R) are reflected in net income.

The quarter ended March 31, 2008 is the first quarter during in which the Company reported equity-based compensation expense under SFAS No. 123(R) in respect of stock options granted to the Company’s four most senior executives as approved by the Company’s stockholders on January 2, 2008 (the “Performance Options”). Of the $4.0 million of equity-based compensation for the three months ended September 30, 2008, $2.0 million was due to equity-based compensation expense which resulted from the grant of the Performance Options. Of the $3.6 million of equity-based compensation for the three moths ended June 30, 2008, $1.9 million was due to equity-based compensation expense which resulted from the grant of the Performance Options. Of the $12.3 million of equity-based compensation for the twelve months ended September 30, 2008, $5.9 million was due to equity-based compensation expense which resulted from the grant of the Performance Options.

(2)	The Company has incurred restructuring expenses, included in its GAAP presentation of operating expenses, primarily due to workforce related charges such as payments for severance and benefits and estimated costs of exiting and terminating facility lease commitments related to formal restructuring plans approved by the Board of Directors in June 2006, September 2006, November 2006 and September 2007. For the three months ended September 30, 2008, costs related to exiting and terminating facilities leases totaled approximately $0.1 million due mainly to an increase in the fiscal year 2003 restructuring reserve for the Irvine facility by $0.1 million due to projected increased operating expenses over the remaining term of the lease. For the three months ended June 30, 2008, cost related to exiting and terminating 2 facility leases totaled approximately $0.1 million due to a change in estimate of sublease income. For the three months ended September 30, 2007, severance and benefits totaled $0.4 million and cost related to exiting and terminating 2 facility lease totaled $0.5 million. In addition, for the three months ended September 30, 2007, the Company increased the fiscal year 2003 restructuring reserve for the Irvine facility by $0.1 million due to projected increased operating expenses over the remaining term of the lease. For the twelve months ended September 30, 2008, restructuring costs were $0.2 million which were composed mainly of terminating facilities lease costs. For the twelve months ended September 30, 2007, restructuring costs were $4.1 million. The severance and benefits costs totaled $2.2 million. Costs related to terminating facility leases totaled $1.9 million. The Company believes that these items do not reflect expected future operating expenses nor does the Company believe that they provide a meaningful evaluation of current versus past operational performance.

(3)	This represents amortization of purchased intangible assets, principally purchased technology, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) and SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed” (“SFAS No. 86”). For the three months ended September 30, 2008, amortization of purchased intangible assets was $0.8 million allocated to cost of goods sold, which includes the amortization of the new acquired assets from recent acquisitions. For the three months ended June 30, 2008, amortization of purchased intangible assets was $0.4 million allocated to cost of goods sold. For the three months ended September 30, 2007, amortization of purchased intangible assets was $0.5 million allocated to cost of goods sold. For the twelve months ended September 30, 2008, amortization of purchased intangible assets was $1.3 million allocated to cost of goods sold. For the twelve months ended September 30, 2007, amortization of purchased intangible assets was $1.4 million allocated to cost of goods sold. Future acquisitions may cause amortization expenses to be higher than these amounts.